NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25-A

June 9, 2010

Western Liberty Bancorp

Common Stock, $0.0001 Par Value

Warrants, No Par Value

Units, No Par Value

Commission File Number – 001-33803

This Form 25-A is being filed to amend the Form 25 filed by NYSE Amex LLC (‘NYSE Amex’) on June 4, 2010 (the ‘Initial Form 25’), in which NYSE Amex notified the Securities and Exchange Commission of its intention to remove the entire class of Western Liberty Bancorp. (the “Company”), common stock, par value $0.0001 per, Warrants, No Par Value and Units, No Par Value (collectively, the “Securities”) from listing and registration on NYSE Amex as of the opening of business on June 14, 2010, pursuant to Exchange Act Rule 12d2-2(a)(b). Exchange Act Rule 12d2-2(a)(b) provides, among other things, that a national securities exchange may file an application on Form 25 to strike a class of securities from listing and/or withdraw the registration of such securities, in accordance with its rules, if the rules of such exchange, at a minimum, provide for notice to the issuer of the exchange’s decision to delist its securities and an opportunity for appeal to the national securities exchange’s board of directors, or to a committee designated by the board.

On February 11, 2010, a hearing, at which the Company was present, was conducted before a Listing Qualifications Panel (a “Panel”) of the Exchange’s Committee on Securities (the “Committee”), which is a committee designated by the Exchange’s Board of Directors to consider delisting appeals, to consider the Company’s appeal of a prior staff delisting determination.  By letter dated February 17, 2010, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of the Securities on the Exchange and to authorize delisting proceedings.  On March 4, 2010, the Company requested, pursuant to Section 1205 of the Exchange’s Company Guide (the “Company Guide”) that the Committee review the Panel’s decision.  On April 21, 2010, an oral hearing was conducted by the Committee.  By letter dated April 22, 2010, the Exchange notified the Company of the Committee’s decision to deny the Company’s appeal for continued listing of the Securities on the Exchange.  Pursuant to Section 1206 of the Company Guide a Committee decision may be called for review by the Exchange’s Board of Directors solely upon the request of one or more Directors not later than the next Exchange Board of Directors meeting that is 15 calendar days or more following the date of the Committee on Securities decision.

The Original Form 25 was filed in error and has no legal effect, as the Exchange’s Board of Directors has not met since the Committee’s decision and therefore the opportunity for Board review has not lapsed.  Therefore, Western Liberty Bancorp continues as an NYSE Amex listed company although trading in the Company’s common stock, warrants and units was suspended effective February 25, 2010 pending the outcome of a review by the Exchange’s Board of Directors, if any.